Exhibit 10.2

Agreement

Project Rome

Shareholder Agreement
Genworth Mortgage Insurance Australia Limited Brookfield Life Assurance Company Limited Genworth Financial International Holdings, Inc. Genworth Financial, Inc.

Contents

	Table of contents
	Operative part		3

1	Definitions and interpretation		3

	1.1	Definitions	3
	1.2	Interpretation	8

2	Corporate Governance		9

	2.1	Genworth Financial approval rights	9
	2.2	Director nomination rights	10
	2.3	Board committees	12
	2.4	Genworth Financial Designee rights to communicate information to Genworth Financial	12

3	Financial and other information		13

	3.1	Annual and quarterly financial information	13
	3.2	Tax information	14
	3.3	Operating reviews	14
	3.4	General requirements	14
	3.5	Additional requirements	15
	3.6	Support and assistance for further Sell-Down or Holding Restructuring	17
	3.7	Assistance in connection with enquiry or proceedings about Initial Public Offering, Sell-Down or Holding Restructuring	18
	3.8	Fifty percent threshold	18
	3.9	Auditor consultation	21
	3.10	Disclosure of information	21
	3.11	Costs	21
	3.12	Privilege	21

4	Restrictive covenants and employee matters		22

	4.1	Non-competition	22
	4.2	Non-solicitation	23
	4.3	Employee matters	24
	4.4	Reasonableness of covenants	24

5	Indemnification, dispute resolution and expenses		24

	5.1	Indemnification	24
	5.2	Dispute resolution	24
	5.3	Expenses	24

6	Termination		25

	6.1	Termination	25
	6.2	Survival	25

7	General provisions		25

	7.1	Governing law	25
	7.2	Co-operation	25
	7.3	Notices	25
	7.4	Severability	26

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Contents

7.5	Entire agreement	26
7.6	Assignment; no third-party beneficiaries	27
7.7	Amendment; waiver	27
7.8	Currency	27
7.9	Counterparts	27

Schedules

Financial data and other information		29

Employee matters		40

ROFR Terms		42

Genworth Financial Jurisdictions and Lines of Business		44

Signing page		46

Shareholder agreement            Contents 2

Shareholder Agreement
Date ▶ 21 May 2014
Between the parties

	Genworth Mortgage Insurance Australia Limited ACN 154 890 730 (Genworth Australia)

	Brookfield Life Assurance Company Limited a corporation existing under the laws of Bermuda (Brookfield)

	Genworth Financial International Holdings, Inc. a corporation existing under the laws of Delaware (GFIH)

	Genworth Financial, Inc. a corporation existing under the laws of the State of Delaware (Genworth Financial)

Recitals	1

Genworth Australia has undertaken an initial public offering (the Initial Public Offering) of its ordinary shares pursuant to a prospectus filed with the Australian Securities and Investments Commission (ASIC).

	2	In connection with the Initial Public Offering, Genworth Financial and Genworth Australia have entered into a Master Agreement, dated 23 April 2014 (the Master Agreement).
	3

Genworth Australia, Genworth Financial, Brookfield and GFIH have entered into this Agreement to set out certain key provisions relating to the provision of information and certain of their respective rights, duties and obligations following completion of the Initial Public Offering (the Closing).

in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the

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parties hereto hereby agree as follows:

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Operative part

1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this Agreement are set out below.
	Term	Meaning

	Acquiring Party	has the meaning given to it in clause 4.1(d).

Affiliate

(and, with a correlative meaning, ‘affiliated’), with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person; provided, however, that, for the sole purpose of defining the benefits and obligations of the parties pursuant to this Agreement and the other IPO Agreements, and without affecting or intending to affect in any way the definition or characterisation, for any purpose, of the parties’ relationship at law or with respect to any third party (including, without limitation, pursuant to any Vendor Agreement), from and after the Closing Date, each of Genworth Australia and its direct and indirect Subsidiaries shall be deemed not to be an Affiliate of Genworth Financial or any of its direct and indirect Subsidiaries (other than Genworth Australia and its direct and indirect Subsidiaries), and vice versa. As used in this definition, ‘control’ (including with correlative meanings, ‘controlled by’ and ‘under common control with’) means possession, directly or indirectly, of power to direct or cause the direction of management or policies or the power to appoint and remove a majority of directors (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

	Applicable Law	with respect to any Person, property, transaction, event or other matter:
		1	any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement having the force of law;
2

any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively, the Law) relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

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1 Definitions and interpretation

Term	Meaning

Applicable GNW Shareholder

at any time with respect to any Ordinary Shares, a member of the Genworth Financial Group that is the holder of such share or shares, which shall initially be Shareholderco in the case of the Ordinary Shares deemed to be beneficially owned by Genworth Financial pursuant to this Agreement.

APRA	Australian Prudential Regulation Authority

ASIC	has the meaning given to it in Recital 1.

ASX	Australian Securities Exchange Limited.

Australian GAAP

generally accepted accounting principles in Australia, as in effect from time to time, including, for greater certainty, International Financial Reporting Standards from and after such time as, and to the extent that, they are applicable in Australia.

Board	the board of directors of Genworth Australia from time to time.

Business Day

a day on which banks are open for business in Sydney, New South Wales or New York, NY, other than a Saturday, Sunday or public holiday in those cities. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

Business Lines	the Genworth Financial Business Lines and the Genworth Australia Business Lines.

Business Plan	has the meaning given to it in clause 2.1(a).

Closing	has the meaning given to it in Recital 3.

Closing Date	the date on which the Closing takes place.

Competitive Business	has the meaning given to it in clause 4.1(d).

Corporations Act	the Australian Corporations Act 2001 (Cth), as amended from time to time

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1 Definitions and interpretation

Term	Meaning
Genworth Australia Auditors	has the meaning given to it in clause 3.5(b).
Genworth Australia Business Line	has the meaning given to it in clause 4.1(a).
Genworth Australia Information	has the meaning given to it in clause 3.5(d).
Genworth Financial Auditors	has the meaning given to it in clause 3.5(a).
Genworth Financial Business Line	has the meaning given to it in clause 4.1(b).
Genworth Financial Designee	a director of Genworth Australia designated by the member of the Genworth Financial Group for the purposes of clause 2.2.
Genworth Financial Group	collectively, Genworth Financial and all of its direct and indirect Subsidiaries now or hereafter existing, other than Genworth Australia and its direct and indirect Subsidiaries.
Governmental Authority	1	any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);
2

any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government (including the Australian Prudential Regulation Authority);

	3	any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and
	4	any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.
Holding Restructuring	has the meaning given to it in clause 3.6(a)

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1 Definitions and interpretation

Term	Meaning
IT Services Agreement	has the meaning given to it in the Master Agreement.
Initial Public Offering	has the meaning given to it in Recital 1.
Master Agreement	has the meaning given to it in Recital 2.
MD&A	has the meaning given to it in clause 3.1(b).
Non-Acquiring Party	has the meaning given to it in clause 4.1(d).
Official List

has the meaning given to the term “official list” in the listing rules of the Australian Securities Exchange or such other body corporate that is declared by the directors to be Genworth Australia’s primary stock exchange for the purposes of this definition.

Order	any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.
Ordinary Shares

the ordinary shares in the capital of Genworth Australia or such other shares or other securities into which such ordinary shares are converted, exchanged, reclassified or otherwise changed from time to time.

Outstanding Ordinary Shares	at any time, the number of Ordinary Shares issued and outstanding at the relevant time as reflected on the share register of Genworth Australia.
Person	any individual, corporation, company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
Privilege	has the meaning given to it in clause 3.12.
Potential Transaction	has the meaning given to it in clause 3.6(e).
Relevant Interest	has the meaning given to it in the Corporations Act.

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1 Definitions and interpretation

Term	Meaning

Restricted Period	has the meaning given to it in clause 4.1(a).

ROFR	has the meaning given to it in clause 4.1(d)(2).

SEC	the United States Securities and Exchange Commission.

Sell-Down	has the meaning given to it in clause 3.6(a)

Share Incentive Plan

any plan of Genworth Australia in effect from time to time pursuant to which Ordinary Shares may be issued, or options or other securities convertible or exercisable into or exchangeable for Ordinary Shares may be granted, to directors, officers and/or employees of, and/or consultants to, Genworth Australia and/or its subsidiaries.

Shared Services Agreement	has the meaning given to it in the Master Agreement.

Shareholderco

Genworth Australian General Partnership, to be established under a partnership deed in accordance with Step 4 of the Restructure Steps (as defined in the Master Agreement) between Brookfield and GFIH, as amended from time to time.

Subsidiary or subsidiary	with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person

	1	beneficially owns, either directly or indirectly, more than 50% of:

		•	the total combined voting power of all classes of voting securities of such entity;

		•	the total combined equity interests; or

		•	the capital or profit interests, in the case of a partnership; or

	2	otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

Transaction	has the meaning given to it in clause 4.1(d).

Trigger Date	the first date on which members of the Genworth Financial Group do not have a Relevant Interest in aggregate in 50% or more of the outstanding Ordinary Shares.

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1 Definitions and interpretation

	Term	Meaning

US GAAP

generally accepted accounting principles in the United States, including specific requests or requirements of the SEC, as in effect from time to time, including, for greater certainty, International Financial Reporting Standards from and after such time as, and to the extent that, they become applicable in the United States.

	Vendor Agreement	has the meaning given to it in the Shared Services Agreement.

1.2	Interpretation

In this Agreement:

(a)	Headings and bold type are for convenience only and do not affect the interpretation of this Agreement.

(b)	The singular includes the plural and the plural includes the singular.

(c)	Words of any gender include all genders.

(d)	The word ‘including’ and words of similar import shall mean ‘including, without limitation,’.

(e)	Other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning.

(f)	An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Authority as well as an individual.

(g)	A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this Agreement.

(h)	A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(i)	A reference to a document includes all amendments or supplements to, or replacements or novations of, that document.

(j)	A reference to a party to a document includes that party’s successors and permitted assignees.

(k)	No provision of this Agreement will be construed adversely to a party because that party was responsible for the preparation of this Agreement or that provision.

(l)	A reference to a body, other than a party to this Agreement (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

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2 Corporate Governance

(m)	Unless specifically stated in the Master Agreement that a particular provision of the Master Agreement should be given effect in lieu of a conflicting provision in this Agreement, to the extent that any provision contained in this Agreement conflicts with, or cannot logically be read in accordance with, any provision of the Master Agreement, the provision contained in this Agreement shall prevail.

(n)	Where, in this Agreement, the rights of Genworth Financial are dependent upon the members of the Genworth Financial Group holding an aggregate Relevant Interest in a particular percentage of Ordinary Shares (Applicable Threshold):

(1)	the aggregate Relevant Interest in the Outstanding Ordinary Shares held by the members of the Genworth Financial Group shall only be taken to be less than or not less than (as the case may be) the Applicable Threshold if that aggregate Relevant Interest is less than or not less than (as the case may be) the Applicable Threshold for a period of at least 90 consecutive days; and

(2)	if that aggregate Relevant Interest falls below and remains below the Applicable Threshold for a period of at least 90 consecutive days, then the “first date” on which members of the Genworth Financial Group are taken to hold an aggregate Relevant Interest that is less than or not less than (as the case may be) the Applicable Threshold shall be the first day after the expiry of that 90 consecutive days period.

2	Corporate Governance
2.1	Genworth Financial approval rights

(a)	From the date of this Agreement until the first date on which members of the Genworth Financial Group do not have a Relevant Interest in aggregate in 50% or more of the outstanding Ordinary Shares, Genworth Australia shall not (either directly or indirectly through a Subsidiary) take any of the following actions without the prior written consent of Genworth Financial, except if and to the extent that such action is required by Applicable Law:

(1)	adopt any plan or proposal for a complete or partial liquidation, dissolution or winding up of Genworth Australia or any of its Subsidiaries or commence any case, proceeding or action seeking relief under any existing or future laws relating to bankruptcy, insolvency or relief of debtors;

(2)	buyback any of its Ordinary Shares, reduce or re-organise its capital or the capital of any of its Subsidiaries;

(3)	make any reductions in Genworth Australia’s policy with respect to the declaration and payment of any dividends on any Ordinary Shares;

(4)	approve the annual business plan of Genworth Australia and its Subsidiaries on a consolidated basis (Business Plan) and any material amendments to, or any material departure from, such Business Plan, which Business Plan shall be provided to Genworth Financial for approval reasonably in advance of adoption consistent with the annual operating cycle for Genworth Financial and its Subsidiaries and shall include any proposed geographical or product expansion plans;

(5)	enter into any agreement to:

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2 Corporate Governance

(A)	complete an asset acquisition or business combination; or

(B)	sell or dispose of assets,

involving the payment or receipt of consideration equal to or greater than $25 million, other than any agreement relating to acquisition or disposal of investment assets made in the ordinary course of business by Genworth Australia (or any Subsidiary) which is consistent with the investment policy approved by the board of directors of the relevant company;

(6)	appoint or remove any Chief Executive Officer; or

(7)	issue Ordinary Shares or other equity securities or securities convertible into or exercisable or exchangeable for Ordinary Shares or other equity securities of Genworth Australia, other than pursuant to:

(A)	a rights issue or other equity raising where Genworth Financial is otherwise entitled to subscribe for its pro rata portion of the offer; or

(B)	a Share Incentive Plan that has been unanimously approved by the Board; or

(8)	issue new debt or incur or enter into new borrowings or indebtedness or guarantees in respect of any borrowings or indebtedness.

(b)	For the avoidance of doubt, nothing in this clause affects Genworth Financial’s right to vote or direct the voting of its Ordinary Shares in the way in which it sees fit.

2.2	Director nomination rights

(a)	From the date of this Agreement until the first date on which members of the Genworth Financial Group do not have a Relevant Interest in aggregate in 50% or more of the outstanding Ordinary Shares, the Applicable GNW Shareholder(s) holding Ordinary Shares shall be entitled to designate a number of persons as directors equal to 5/9 of the total number of directors (rounded to the nearest whole number) comprising the Board.

(b)	From the first date on which members of the Genworth Financial Group have a Relevant Interest in aggregate in less than 50% but not less than 40% of the Outstanding Ordinary Shares until the first date thereafter on which members of the Genworth Financial Group have a Relevant Interest in aggregate in less than 40% of the outstanding Ordinary Shares, the Applicable GNW Shareholder(s) holding Ordinary Shares shall be entitled to designate a number of persons as directors equal to 4/9 of the total number of directors (rounded to the nearest whole number) comprising the Board.

(c)	From the first date on which members of the Genworth Financial Group have a Relevant Interest in aggregate in less than 40% but not less than 30% of the Outstanding Ordinary Shares until the first date thereafter on which members of the Genworth Financial Group have a Relevant Interest in aggregate in less than 30% of the outstanding Ordinary Shares, the Applicable GNW Shareholder(s) holding Ordinary Shares shall be entitled to designate a number of persons as directors equal to 3/9 of the total number of directors (rounded to the nearest whole number) comprising the Board.

(d)

From the first date on which members of the Genworth Financial Group have a Relevant Interest in aggregate in less than 30% but not less than 20% of the Outstanding Ordinary Shares until the first date thereafter on which members of

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2 Corporate Governance

the Genworth Financial Group have a Relevant Interest in aggregate in less than 20% of the outstanding Ordinary Shares, the Applicable GNW Shareholder(s) holding Ordinary Shares shall be entitled to designate a number of persons as directors equal to 2/9 of the total number of directors (rounded to the nearest whole number) comprising the Board.

(e)	From the first date on which members of the Genworth Financial Group have a Relevant Interest in aggregate in less than 20% but not less than 10% of the Outstanding Ordinary Shares until the first date thereafter on which members of the Genworth Financial Group have a Relevant Interest in aggregate in less than 10% of the outstanding Ordinary Shares, the Applicable GNW Shareholder(s) holding Ordinary Shares shall be entitled to designate a number of persons as directors equal to 1/9 of the total number of directors (rounded to the nearest whole number) comprising the Board.

(f)	The Applicable GNW Shareholder(s) may remove any person which it has designated under this clause 2.2 (Genworth Financial Designee) at any time and in circumstances where a Genworth Financial Designee is due to retire by rotation, propose a new designee under this clause 2.2 (provided the requirements of this clause 2.2 continue to apply at the time of the proposed new designation).

(g)	The designation of a Genworth Financial Designee or the removal of a Genworth Financial Designee shall be effected by written notice to Genworth Australia signed by, where there is one Applicable GNW Shareholder, an authorised officer of the Applicable GNW Shareholder, or where there is more than one Applicable GNW Shareholder, an authorised officer of each Applicable GNW Shareholder.

(h)	The Applicable GNW Shareholder(s) may not designate a person as a Genworth Financial Designee if that person has been removed or, being a director retiring by rotation, is not re-elected, by shareholder resolution.

(i)	Where Genworth Australia receives a notice of designation under clause 2.2(g) (other than in circumstances where the notice specifies that the person designated will replace a Genworth Financial Designee who is due to retire by rotation but is not standing for re-election at the next annual general meeting), subject to the approval of the designee by the relevant committee of the board or the directors (as applicable) of Genworth Australia, acting reasonably, the directors shall appoint the Genworth Financial Designee as a director to fill a casual vacancy (unless the directors reasonably believe that they would be in a breach of Applicable Law or their fiduciary or statutory duties as directors if they made such an appointment). Where Genworth Australia receives a notice of removal under clause 2.2(g) (other than in circumstances where the notice specifies that a Genworth Financial Designee is due to retire by rotation but is not standing for re-election at the next annual general meeting), the Genworth Financial Designee named in the notice must resign his or her position as a director forthwith and Genworth Australia must ensure this occurs.

(j)	Where Genworth Australia receives a notice under clause 2.2(g) and such notice specifies that the named Genworth Financial Designee will retire by rotation at the next annual general meeting and will not stand for re-election but will be replaced by another person designated in the notice:

(1)	subject to the approval of the designee by the relevant committee of the board or the directors (as applicable) of Genworth Australia, acting reasonably, Genworth Australia shall procure that a resolution is included in the notice of meeting for the next annual general meeting to elect the person specified in the notice to the board of Genworth Australia; and

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2 Corporate Governance

(2)	the Genworth Financial Designee named in the notice must retire as a director effective as at the date of the next annual general meeting and not stand for re-election and Genworth Australia must ensure this occurs.

(k)	Any director appointed to fill a casual vacancy under this clause 2.2 after Genworth Australia is admitted to the Official List must retire from office at, and will be eligible for re-election at, the next annual general meeting following his or her appointment.

(l)	If a Genworth Financial Designee is removed, retires and fails to be re-elected by resolution of shareholders or ceases to hold office as a director for any reason (other than where the director retires and is re-elected at the same meeting), the Applicable GNW Shareholder(s) may designate another Genworth Financial Designee in that person’s place to fill a casual vacancy.

(m)	Any Genworth Financial Designee who is either appointed by the board of directors or elected by shareholders will be taken to have been appointed or elected to represent the interests of the Genworth Financial Group.

(n)	The Applicable GNW Shareholder(s) may only designate a person as a director under clause 2.2, if that such person is not disqualified to act as a director of Genworth Australia under, any Applicable Law.

(o)	If the aggregate Relevant Interest of the members of the Genworth Financial Group falls below an Applicable Threshold set out in this clause 2.2, on the first date that the members of the Genworth Financial Group hold an aggregate Relevant Interest of less than the Applicable Threshold, the Applicable GNW Shareholders(s) shall procure that the number of Genworth Financial Designees is reduced to the number of persons that they are entitled to designate as directors as corresponds with the relevant Applicable Threshold. The Applicable GNW Shareholder(s) may, at their election, effect such a reduction in the number of Genworth Financial Designees by either:

(1)	removing a Genworth Financial Designee in accordance with clause 2.2(f); or

(2)	providing written notice to Genworth Australia, signed by, where there is one Applicable GNW Shareholder, an authorised officer of the Applicable GNW Shareholder, or where there is more than one Applicable GNW Shareholder, an authorised officer of each Applicable GNW Shareholder, stating that one of the persons designated by it or them as a director (who is either an independent director or a member of Genworth Australia’s senior management team) has ceased to be a Genworth Financial Designee.

2.3	Board committees

From the date of this Agreement until the first date on which members of the Genworth Financial Group do not have a Relevant Interest in aggregate in 33 1/3% or more of the outstanding Ordinary Shares, Genworth Financial shall have the right to designate one member of each committee established by the Board.

2.4	Genworth Financial Designee rights to communicate information to Genworth Financial

A Genworth Financial Designee may communicate or otherwise disclose to a member of the Genworth Financial Group information received by them in their capacity as a director of Genworth Australia provided that they do so only to the extent permitted by Applicable

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3 Financial and other information

Laws and in accordance with the rules and regulations of the relevant stock exchange(s). Where any Genworth Financial Designee is permitted to do so and does communicate or disclose such information to a member of the Genworth Financial Group, that information shall be subject to:

(a)	the confidentiality undertakings on the part of Genworth Financial under clause 4 of the Master Agreement; and

(b)	any other confidentiality obligation applicable to directors of Genworth Australia under relevant board policies.

3	Financial and other information
3.1	Annual and quarterly financial information

(a)	Genworth Australia agrees that, with respect to any fiscal quarter or fiscal year (or, where relevant, such other fiscal period as identified in Schedule 1 in relation to particular financial data or other information) during which members of the Genworth Financial Group have a Relevant Interest in aggregate in 20% or more of the outstanding Ordinary Shares, Genworth Australia shall deliver to Genworth Financial the financial data and other information set out in Schedule 1 for such fiscal period. Genworth Australia shall deliver such financial data and other information within such reasonable time periods as are specified by Genworth Financial, together with a certificate of the Chief Executive Officer and Chief Financial Officer of Genworth Australia certifying the completeness and accuracy of such information.

(b)	All financial data delivered to Genworth Financial hereunder shall be prepared in accordance with US GAAP and applicable SEC financial reporting requirements and shall be consistent with the level of detail provided in comparable financial data furnished by Genworth Australia or its Subsidiaries prior to the Closing Date. All annual and quarterly consolidated financial statements of Genworth Australia and its Subsidiaries shall set out in each case in comparative form the consolidated figures for the previous fiscal year or the equivalent quarter and year-to-date period in the previous fiscal year, as applicable, shall be prepared in accordance with US GAAP and applicable SEC financial reporting requirements and shall be consistent with the level of detail provided in comparable financial statements furnished by Genworth Australia or its Subsidiaries prior to the Closing Date. The financial data and other information provided hereunder shall include management’s discussion and analysis and all statistical information necessary for inclusion in any Genworth Financial earnings press release or any financial statements, management’s discussion and analysis of financial condition and results of operations (MD&A) or other public filing required to be made by Genworth Financial, along with appropriate supporting documentation.

(c)

Genworth Australia agrees that, from the date of this Agreement until the first date on which members of the Genworth Financial Group do not have a Relevant Interest in 20% or more of the outstanding Ordinary Shares, Genworth Australia shall deliver to Genworth Financial, on or before the third day, to the extent reasonably practicable, but in no event later than the day prior to the day Genworth Australia publicly files its Annual Report and annual and half-yearly financial statements with ASX, the final form of its Annual Report and annual, and half-yearly financial statements, as applicable, together with all certifications required by Applicable Law and, in the case of audited annual

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3 Financial and other information

financial statements, an opinion on the audited annual financial statements by Genworth Australia’s independent certified public accountants.

(d)	Genworth Financial acknowledges that information provided to it by Genworth Australia under the requirements of this Agreement may (depending on the circumstances) need to be released to ASX by Genworth Australia in accordance with its continuous disclosure obligations.

3.2	Tax information

(a)	Genworth Australia agrees that, with respect to any taxation period during which members of the Genworth Financial Group have a Relevant Interest in not less than 10% of the outstanding Ordinary Shares, Genworth Australia shall deliver to Genworth Financial the tax data and other information reasonably required by Genworth Financial to prepare and file its tax returns, as referenced on Schedule 1 for such period. Genworth Australia shall deliver such tax data and other information within such reasonable time periods as are specified by Genworth Financial, and will promptly notify Genworth Financial of any changes in the information previously provided, particularly changes resulting from filing amended tax returns or examinations by any Governmental Authority. In addition, Genworth Australia will retain documentation necessary to support the information furnished under Schedule 1 for at least 5 years following the calendar year to which the information requested relates, or such longer time as Genworth Financial reasonably requests.

3.3	Operating reviews

(a)	Genworth Australia agrees that, from the date of this Agreement until the first date on which members of the Genworth Financial Group do not have a Relevant Interest in aggregate in 20% or more of the outstanding Ordinary Shares, Genworth Australia shall deliver to Genworth Financial the financial, risk and other information, reports and plans set forth on Schedule 1 in respect of each fiscal quarter or fiscal year, as applicable, within such reasonable time periods as are specified by Genworth Financial. Genworth Australia shall provide Genworth Financial with an opportunity to meet with management of Genworth Australia to discuss such information, reports and plans upon reasonable notice.

3.4	General requirements

(a)	The parties acknowledge and agree that financial reporting requirements and prudent risk management practices and procedures will change over time. Accordingly, the parties agree that all information provided by Genworth Australia or any of its Subsidiaries to Genworth Financial pursuant to this clause 3 shall be consistent in terms of format and detail and otherwise with the procedures and practices in effect prior to the Closing Date with respect to the provision of such financial and other information by Genworth Australia or its Subsidiaries to Genworth Financial (and where appropriate, as presently presented in financial and other reports delivered to the board of directors of Genworth Financial), with such changes therein as may be reasonably requested by Genworth Financial from time to time, including any changes resulting from changes in accounting procedures, processes, methodologies or practices that are required in order to comply with Applicable Law, including the rules, regulations and requirements of the SEC, as applicable.

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3 Financial and other information

3.5	Additional requirements

Genworth Australia agrees that, with respect to any financial year during which, members of the Genworth Financial Group have a Relevant Interest in aggregate in 20% or more of the outstanding Ordinary Shares:

(a)	Cooperation. Genworth Australia will provide to Genworth Financial on a timely basis all information of Genworth Australia that Genworth Financial or any of its Subsidiaries reasonably requires for the preparation, printing, filing, and public dissemination of any required public filing by Genworth Financial. Without limiting the generality of the foregoing, Genworth Australia will provide all required financial information of Genworth Australia with respect to it and its consolidated Subsidiaries to Genworth Financial’s independent certified public accountants (Genworth Financial Auditors) and management in a sufficient and reasonable time and in sufficient detail to permit such auditors to take all steps and perform all review necessary with respect to information to be included or contained in financial statements, MD&A and other public filings by Genworth Financial.

(b)	Coordination of auditors’ opinions. Genworth Australia will use its commercially reasonable efforts to enable its independent certified public accountants (Genworth Australia Auditors) to complete their audit such that they will date their opinion on Genworth Australia’s audited annual financial statements on the same date that the Genworth Financial Auditors date their opinion on the audited annual financial statements of Genworth Financial, and to enable Genworth Financial to meet its timetable for the printing, filing and public dissemination of the audited annual financial statements of Genworth Financial.

(c)	Coordination of auditors’ comfort letters and legal opinions. Genworth Australia will use its commercially reasonable efforts to co-ordinate the provision of any comfort letters, review letters and opinion letters (or equivalent letters) from the Genworth Australia Auditors and any opinion letters from Australian legal counsel which are reasonably required by Genworth Financial, and will provide such other assistance as may be reasonably required by Genworth Financial, in connection with any public or private offering of securities by Genworth Financial, provided that Genworth Financial must reimburse Genworth Australia for the amount of any third party costs and expenses incurred by Genworth Australia or any of its Subsidiaries in connection thereto.

(d)

Earnings releases. Genworth Financial agrees that, unless required by Applicable Law or unless Genworth Australia shall have consented thereto, no member of the Genworth Financial Group will publicly release any quarterly, annual or other financial information of Genworth Australia or any of its Subsidiaries (Genworth Australia Information) delivered to Genworth Financial pursuant to this clause 3 prior to the time that Genworth Financial publicly releases financial information of Genworth Financial for the relevant period. Genworth Financial will consult with Genworth Australia on the timing of their annual and quarterly earnings releases and Genworth Financial and Genworth Australia will give each other an opportunity to review the information therein relating to Genworth Australia and its Subsidiaries and to comment thereon; provided that Genworth Financial shall, subject to compliance by Genworth Australia with Applicable Law, have the sole right to determine the timing of all such releases if Genworth Financial and Genworth Australia disagree. Genworth Australia shall publicly release its financial results for each annual, half yearly and, if Genworth Australia decides to release quarterly financial results, quarterly period concurrently with or immediately (and in any

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3 Financial and other information

event shall be provided to ASX no later than four hours) following Genworth Financial’s release of its financial results for the corresponding period. If any member of the Genworth Financial Group is required by Applicable Law to publicly release such Genworth Australia Information prior to the public release of Genworth Financial’s financial information, Genworth Financial will give Genworth Australia notice of such release of Genworth Australia Information as soon as practicable but no later than two days prior to such release of Genworth Australia Information.

(e)	Meetings with financial analysts, investors or shareholders. Genworth Australia will consult with Genworth Financial in relation to, and will use all commercially reasonable efforts to coordinate, appropriate timing of meetings to be held with any financial analyst or investor or shareholder in relation to Genworth Australia’s business.

(f)	Risk, capital and investment and compliance information

(1)	Risk, capital and investment reporting. Genworth Australia shall deliver to Genworth Financial the risk, risk management, capital and investment information set forth on Schedule 1 as directed by Genworth Financial from time to time, with such information to be in accordance with the administrative and risk management practices, policies and processes (including with respect to content of information and timing) of Genworth Financial in effect from time to time and communicated to Genworth Australia.

(2)	Compliance. Genworth Australia shall undertake the activities and deliver to Genworth Financial the compliance information set forth on Schedule 1 as directed by Genworth Financial from time to time, with such activities and information to be in accordance with the administrative and compliance practices, policies and processes (including with respect to content of information and timing) of Genworth Financial in effect from time to time and communicated to Genworth Australia.

However, Genworth Australia is not required to provide the information set out in sub-clauses (1) and (2) above to the extent that it, or any Genworth Australia director, is prohibited from doing so by Applicable Law (including any conditions imposed by an officer of APRA on information or documents disclosed by APRA to Genworth Australia under section 56(9) of the Australian Prudential Regulation Authority Act 1998 (Cth)), provided that Genworth Australia must promptly notify Genworth Financial if it, or any Genworth Australia director, is prohibited from disclosing such information to Genworth Financial and use its reasonable endeavours to seek consent from the Governmental Authority or other relevant party to disclose such information to Genworth Financial.

(g)	Access to personnel and working papers. Genworth Australia will request the Genworth Australia Auditors to make available to the Genworth Financial Auditors both the personnel who performed or are performing the annual audit of Genworth Australia and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of Genworth Australia, in all cases within a reasonable time, so that the Genworth Financial Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Genworth Australia Auditors as it relates to the Genworth Financial Auditors’ report on the audited annual financial statements of Genworth Financial, all within sufficient time to enable Genworth Financial to meet its timetable for the printing, filing and public dissemination of the annual financial results of Genworth Financial.

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3 Financial and other information

3.6	Support and assistance for further Sell-Down or Holding Restructuring

(a)	Genworth Financial may, at any time, in its absolute discretion, decide to:

(1)	sell some or all of its shareholding in Genworth Australia (Sell-Down); or

(2)	restructure the manner in which it holds its interest in Genworth Australia (Holding Restructuring).

(b)	If Genworth Financial decides to conduct a Sell-Down or a Holding Restructuring, Genworth Financial may in its absolute discretion request the reasonable co-operation and assistance of Genworth Australia in facilitating a Sell-Down or a Holding Restructuring.

(c)	Subject to sub-clauses (d) and (e), if requested to do so by Genworth Financial, Genworth Australia must provide all co-operation and assistance reasonably required by Genworth Financial to facilitate a Sell-Down or a Holding Restructuring. Without limiting the foregoing, if requested by Genworth Financial, Genworth Australia must:

(1)	promptly provide all information as Genworth Financial, any member of the Genworth Financial Group or their respective advisers reasonably require in connection with a Sell-Down or a Holding Restructuring;

(2)	allow Genworth Financial, any member of the Genworth Financial Group or their respective advisers full and free access at all reasonable times to the premises, books and records of Genworth Australia and its Subsidiaries to enable Genworth Financial to obtain any information about Genworth Australia and its Subsidiaries and any matters which Genworth Financial reasonably requires in connection with a Sell-Down or a Holding Restructuring; and

(3)	use its reasonable endeavours to provide the full support of, and access to, Genworth Australia’s senior executives in marketing and promoting any Sell-Down.

(d)	Genworth Financial will consult with Genworth Australia about the preferences of Genworth Australia for the manner in which any Sell-Down is to be effected and investors under that Sell-Down.

(e)	If Genworth Australia is requested to provide co-operation and assistance to facilitate a Sell-Down or Holding Restructure and the Board, acting in good faith, determines that the provision of such co-operation and assistance requested by Genworth Financial should be deferred because it would materially adversely affect a pending or proposed material acquisition or merger or capital markets transaction, or negotiations or discussions with respect thereto (Potential Transaction), then:

(1)	Genworth Australia will have the right to defer the provision of such co-operation and assistance requested by Genworth Financial until such Potential Transaction is announced or is no longer being pursued by Genworth Australia, provided that:

(A)	such deferral shall not extend for a period of more than 30 days after the date on which the Board has determined to defer the provision of co-operation and assistance; and

(B)	such deferral right may not be exercised by Genworth Australia more than once in any 12 month period; and

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3 Financial and other information

(2)	Genworth Australia will promptly give written notice to Genworth Financial of:

(A)	the Board’s determination to defer the provision of co-operation and assistance; and

(B)	the fact that a Potential Transaction is no longer being pursued by Genworth Australia.

3.7	Assistance in connection with enquiry or proceedings about Initial Public Offering, Sell-Down or Holding Restructuring

(a)	Subject to Applicable Law, Genworth Australia agrees to allow Genworth Financial, any member of the Genworth Financial Group and their respective directors, officers and advisers, full and free access to the premises, books and records of Genworth Australia and its Subsidiaries at all reasonable times during any regulatory enquiry or litigation proceedings (threatened or actual) in relation to the Initial Public Offering, any Sell-Down or any Holding Restructuring to enable Genworth Financial to obtain any information about Genworth Australia and its Subsidiaries and any matters which Genworth Financial reasonably requires in relation to the Initial Public Offering, any Sell-Down or any Holding Restructuring. Genworth Australia and its Subsidiaries must provide any information, assistance and facilities which Genworth Financial reasonably requires for those purposes.

(b)	Without limiting the above, if reasonably requested, Genworth Australia must, subject to Applicable Law, provide Genworth Financial, any member of the Genworth Financial Group and their respective directors, officers and advisers with full and free access to, and copies of all materials and documents used or created in connection with the due diligence investigations conducted in connection with the Initial Public Offering or any Sell-Down including supporting documents and work papers, on receipt of reasonable notice, and must maintain those materials and documents for a least 6 years after closing of the Initial Public Offer or any Sell-Down, respectively, for that purpose.

3.8	Fifty percent threshold

Genworth Australia agrees that, with respect to any financial year during which, members of the Genworth Financial Group have a Relevant Interest in aggregate in 50% or more of the outstanding Ordinary Shares:

(a)	Monthly and other financial information. Genworth Australia shall deliver to Genworth Financial the monthly financial, risk and other information, reports and plans set forth on Schedule 1 in respect of each month, within the reasonable time periods specified by Genworth Financial. Genworth Australia shall provide Genworth Financial with an opportunity to meet with management of Genworth Australia to discuss such information, reports and plans upon reasonable notice.

(b)	Internal auditors. Genworth Australia shall provide Genworth Financial, the Genworth Financial Auditors or other representatives of Genworth Financial reasonable access upon reasonable notice during normal business hours to Genworth Australia’s and its Subsidiaries’ books and records and personnel so that Genworth Financial may conduct reasonable audits relating to the financial statements and data provided by Genworth Australia pursuant to this clause 3, as well as to the internal accounting controls and operations of Genworth Australia and its Subsidiaries.

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3 Financial and other information

(c)	Management certification. Genworth Australia’s chief executive officer and chief financial or accounting officer shall submit quarterly management representation letters, substantially in the form furnished to Genworth Financial by Genworth Australia or its Subsidiaries prior to the Closing Date (with such changes thereto prescribed by Genworth Financial consistent with management representation letters furnished to Genworth Financial by other Subsidiaries of Genworth Financial or as otherwise required by changes to Applicable Law or stock exchange requirements) attesting to the accuracy and completeness of the financial statements or financial and accounting records referred to therein in all material respects.

(d)	Maintenance of internal controls. Genworth Australia shall, and shall cause each of its consolidated Subsidiaries to:

(1)	make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Genworth Australia and such Subsidiaries; and

(2)	devise and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances that:

(A)	transactions are executed in accordance with management’s general or specific authorisation;

(B)	transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with US GAAP and Australian GAAP or any other criteria applicable to such statements and (ii) to maintain accountability for assets; and

(C)	access to assets is permitted only in accordance with management’s general or specific authorisation.

(e)	Accountants’ reports. Promptly, but in no event later than five Business Days following the receipt thereof, Genworth Australia shall deliver to Genworth Financial copies of all reports submitted to Genworth Australia or any of its Subsidiaries by their independent certified public accountants, including, without limitation, each report submitted to Genworth Australia or any of its subsidiaries concerning its accounting practices and systems and any comment letter submitted to management or the board of directors (or any committee thereof) in connection with their annual audit and all responses to such reports and letters.

(f)	Accounting policies and principles – US GAAP. Genworth Financial will notify Genworth Australia from time to time of changes to US GAAP or SEC financial reporting requirements. In connection with any such changes or any proposed material change in US GAAP accounting policies, principles, processes or methodologies from those in effect immediately prior to the Closing Date, Genworth Financial will consult with Genworth Australia and, if requested by Genworth Financial, Genworth Australia will consult with the Genworth Financial Auditors with respect to such changes and their implementation by Genworth Australia; provided, however that Genworth Australia shall not make or implement any such changes without Genworth Financial’s prior written consent. Genworth Australia will use its reasonable best efforts to promptly respond to any request by Genworth Financial to make a change in accounting policies, principles, processes or methodologies and, in any event, in sufficient time to enable Genworth Australia to comply with its obligations under clause 3.1.

(g)	Accounting policies and principles – Australian GAAP. Genworth Australia will give Genworth Financial reasonable prior notice of any proposed material

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3 Financial and other information

change in Australian GAAP accounting policies, principles, processes or methodologies from those in effect immediately prior to the Closing Date, and will give Genworth Financial notice immediately following adoption of any such changes that are mandated or required under Australian GAAP or requirements of ASIC. In connection therewith, Genworth Australia will consult with Genworth Financial and, if requested by Genworth Financial, Genworth Australia will consult with the Genworth Financial Auditors with respect thereto. As to material changes in accounting principles that could affect Genworth Financial, Genworth Australia will not make any such changes without Genworth Financial’s prior written consent, excluding changes that are mandated or required under Applicable Law, Australian GAAP or requirements of ASIC. If Genworth Financial so requests, Genworth Australia will be required to obtain the concurrence of the Genworth Australia Auditors as to such material change, excluding changes that are mandated or required under Applicable Law, prior to its implementation.

(h)	Meetings with financial analysts, investors or shareholders. Genworth Australia shall notify Genworth Financial of, and provide Genworth Financial with any presentations or discussion materials to be used in, any meetings in relation to Genworth Australia’s business to be held between Genworth Australia and any financial analyst or investor or shareholder reasonably in advance of the date of all such meetings, and shall consult with Genworth Financial as to the appropriate timing for all such presentations and meetings. Notwithstanding the foregoing, Genworth Australia may participate in discussions with financial analysts and investors and shareholders without prior notification and consultation with Genworth Financial, provided that such discussions are not solicited or initiated by Genworth Australia and Genworth Australia discusses only publicly available information and Genworth Australia notifies Genworth Financial of the content of such discussions and attendees as soon as reasonably practical after the completion of such discussions.

(i)	Genworth Australia external reinsurance programs. Genworth Australia shall offer to Brookfield the opportunity to participate in Genworth Australia’s external reinsurance program, including the renewal thereof, on the same terms and conditions (including as to pricing) as other external reinsurers, for an amount of not less than $10 million.

(j)	Genworth Financial policies and practices. Notwithstanding anything else in this agreement, except as required by Applicable Law (including, but not limited to, the requirements of APRA, which as at the date of this agreement require the Board to approve the use of policies and functions and ensure that those give appropriate regard to Genworth Australia’s business and its specific requirements, and the ASX listing rules), Genworth Australia will comply with all:

(1)	written Genworth Financial policies and practices of Genworth Financial (as amended, replaced or supplemented from time to time), including, but not limited to, all information, financial, operating, actuarial, human resources, risk and compliance policies and practices, that apply to Genworth Australia; and

(2)	otherwise established Genworth Financial practices and core systems of Genworth Financial as at the date of this Agreement and communicated to Genworth Australia on or before the date of this Agreement, including, but not limited to, all information, financial, operating, actuarial, human resources, risk and compliance practices and core systems, that apply to Genworth Australia, provided that if the Genworth Australia board, acting in good faith, considers that any variations to the application of such policies, practices and core

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4 Restrictive covenants and employee matters

systems to Genworth Australia, are necessary having regard to Genworth Australia’s business and specific requirements, Genworth Financial and Genworth Australia will each designate a senior manager to serve as their respective representative to consider any amendments that may be required (if any) to the application of such policies, practices and core systems to Genworth Australia.

3.9	Auditor consultation

(a)	Genworth Australia agrees that, from the first date on which members of the Genworth Financial Group do not have a Relevant Interest in aggregate in 50% or more of the Outstanding Ordinary shares until the first date on which members of the Genworth Financial Group do not have a Relevant Interest in 20% or more of the outstanding Ordinary Shares, Genworth Australia shall consult with Genworth Financial in advance regarding the selection of the audit firm to be proposed by management to be appointed as auditor of Genworth Australia by its shareholders.

(b)	Paragraph (a) does not apply to the extent that such consultation would be reasonably likely to preclude an audit firm being appointed as auditor of Genworth Australia.

3.10	Disclosure of information

Information provided pursuant to this clause 3 may be disclosed by Genworth Financial in its public filings (including any related earnings calls or materials) as required by any Governmental Authority or pursuant to Applicable Law and is deemed permitted under and as contemplated in clause 4 of the Master Agreement.

3.11	Costs

If Genworth Australia or any of its Subsidiaries is requested by Genworth Financial to co-operate with or assist Genworth Financial in connection with any Sell-Down or Holding Restructuring (being a Holding Restructure conducted directly and solely for the benefit of Genworth Financial), then Genworth Financial is responsible for and must pay all reasonable third party costs and expenses associated with such Sell-Down or Holding Restructure and must reimburse Genworth Australia for the amount of such third party costs and expenses incurred by Genworth Australia or any of its Subsidiaries in connection thereto.

3.12	Privilege

The provision of any information pursuant to this clause 3 shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privileges (Privilege). Following the Closing Date, neither Genworth Australia nor its Subsidiaries nor Genworth Financial nor its Subsidiaries will be required to provide any information pursuant to this clause 3 if the provision of such information would serve as a waiver of any Privilege afforded such information.

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4 Restrictive covenants and employee matters

4	Restrictive covenants and employee matters

4.1	Non-competition

(a)	Genworth Financial shall not, from the date of this Agreement until the first date on which members of the Genworth Financial Group do not have a Relevant Interest in aggregate in 50% or more of the outstanding Ordinary Shares in Genworth Australia (the Restricted Period), directly or indirectly, engage or invest in, own, manage, operate, finance, use or license any other Person to use any Restricted Genworth Australia Intellectual Property (as defined in the Cross License) in connection with, or control or participate in the ownership, management, operation or control of any mortgage insurance business in Australia and New Zealand carried on by Genworth Australia or its Affiliates at the date of this Agreement (Genworth Australia Business Line), other than as a result of its holding in Genworth Australia.

(b)	Genworth Australia shall not, at any time during the Restricted Period, directly or indirectly, engage or invest in, own, manage, operate, finance, use or license any other Person to use any Restricted Genworth Financial Intellectual Property (as defined in the Cross License) in connection with, or control or participate in the ownership, management, operation or control of any line of business (other than the mortgage insurance business in Australia and New Zealand) in a jurisdiction where Genworth Financial or its Affiliates (i) are licensed to conduct, or has a local employee or local employees dedicated to, or (ii) hold an interest of greater than 20% in a joint venture that is licenced to conduct, or has a local employee or local employees dedicated to, such line of business at the date of this Agreement, being those jurisdictions and lines of business listed in Schedule 4 and marked with a “✓” (each such line of business, a Genworth Financial Business Line).

(c)	Nothing contained in this clause 4 shall prevent either party or its Affiliates from directly or indirectly owning up to an aggregate of 5% of any class of securities of any Person whose securities are listed or posted for trading on any stock exchange or market, provided that neither such party nor any of its Affiliates has any direct involvement in the management of such Person and/or such Person’s business.

(d)	Notwithstanding any other provision of this Agreement, during the Restricted Period, either Genworth Financial or Genworth Australia (the Acquiring Party) shall be permitted to enter into a transaction or a business combination with any Person or Persons, including a transaction by way of a purchase or sale of shares, an acquisition or disposition of assets, the formation or dissolution of a partnership or joint venture, a merger, amalgamation or any other form of transaction (collectively, a Transaction) as a result of which such Acquiring Party or any successor thereof would, directly or indirectly, acquire a business which directly or indirectly competes with a Business Line of the other party (a Competitive Business), provided that:

(1)	the assets and revenues of the Competitive Business comprise less than 15% of the assets and less than 15% of the revenues, respectively, of the aggregate assets and revenues of the business being acquired, based upon the financial statements for such business’s most recently completed fiscal year for which financial statements were prepared; and

(2)	the other party hereto (the Non-Acquiring Party) is first given the right (the ROFR) to acquire the Competitive Business on the terms set forth in Schedule 3 hereto.

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4 Restrictive covenants and employee matters

(e)	If the Non-Acquiring Party fails to exercise its ROFR or to complete its Transaction within the time periods specified in Schedule 3 hereto, the Acquiring Party shall be permitted to complete its Transaction and thereby to acquire and conduct the Competitive Business; provided that the Acquiring Party holds the Competitive Business separate, including by:

(1)	divesting or causing the Competitive Business to be divested as soon as is practicable and in any event within 2 years following the closing of the Transaction;

(2)	not using, directly or indirectly, the brand(s) of the Non-Acquiring Party in connection with the Competitive Business (other than through the use of a corporate name as expressly contemplated by the Transitional Trade-Mark License);

(3)	if applicable, taking all appropriate steps to ensure that none of the directors of the Non-Acquiring Party who are nominated by the Acquiring Party serve on the board of the Competitive Business and to ensure that such directors are not in any way involved in the management or operation of the Competitive Business; and

(4)	not using, directly or indirectly, any information relating to the Non-Acquiring Party, other than information that is publicly available, for the benefit, or in connection with the operation or management of, the Competitive Business.

(f)	If any party hereto is acquired during the Restricted Period, it will continue to be subject to the non-competition restrictions described above. However, the purchaser of such party will not be prohibited from carrying on a Competitive Business, provided that during the Restricted Period it does not do so through such party and that such party’s brand, personnel, confidential information and Restricted Intellectual Property (as defined in the Cross License) are not utilized by such purchaser in the conduct of the Competitive Business during the Restricted Period.

4.2	Non-solicitation

(a)	Without the prior written consent of Genworth Financial, Genworth Australia or its Affiliates shall not, at any time during the Restricted Period, directly or indirectly, either for itself or another Person, solicit to employ, or employ as a director, officer, employee, or otherwise, any individual who to its knowledge is then employed (or formerly employed) by Genworth Financial at the level of salary band 1 or 2 or equivalent, including any such individual seconded by Genworth Financial to Genworth Australia, except if Genworth Financial designates that person as a director of Genworth Australia in accordance with clause 2.2 or when that person has responded to an advertisement in a publication of a general nature and not specifically directed at any employee or employees of Genworth Financial, unless (A) Genworth Financial has terminated the employment of such individual or (B) at least 6 months have elapsed since such individual has voluntarily terminated his or her employment with Genworth Financial.

(b)

Without the prior written consent of Genworth Australia, Genworth Financial or its Affiliates shall not, at any time during the Restricted Period, directly or indirectly, either for itself or another Person, solicit to employ, or employ as a director, officer, employee, or otherwise, any individual who to its knowledge is then employed (or formerly employed) by Genworth Australia at the level of salary band 1 or 2 or equivalent, including any such individual seconded by Genworth Australia to Genworth Financial, except when that person has responded to an advertisement in a publication of a general nature and not specifically directed at any employee or

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5 Indemnification, dispute resolution and expenses

employees of Genworth Australia, unless (A) Genworth Australia has terminated the employment of such individual or (B) at least 6 months have elapsed since such individual has voluntarily terminated his or her employment with Genworth Australia.

4.3	Employee matters

The parties hereby agree to the terms set forth in Schedule 2 hereto in respect of employee matters. For greater certainty, each party will bear its own costs in connection with such obligations (except as set out in Schedule 2) and will, at all times, comply with Applicable Law in the discharge thereof.

4.4	Reasonableness of covenants

Each party acknowledges and agrees that:

(a)	the covenants set forth in this clause 4 are reasonable in the circumstances and are necessary to protect the other party and its respective Affiliates and the value to them of their respective businesses; and

(b)	the breach by it of any of the provisions of this clause 4 would cause serious and irreparable harm to the other party which could not be adequately compensated for in damages.

Each party therefore consents to an order specifically enforcing the provisions of this clause 4, or an injunction being issued against it restraining it from any further breach of such provisions.

5	Indemnification, dispute resolution and expenses

5.1	Indemnification

The parties shall indemnify each other in connection with this Agreement in accordance with clause 5 of the Master Agreement, which shall be the sole and exclusive procedures for indemnification relating to this Agreement.

5.2	Dispute resolution

Each party submits to the jurisdiction of the courts of the State of New South Wales and of any court that may hear appeals therefrom for any proceedings in connection with this Agreement.

5.3	Expenses

Except as otherwise specifically provided in this Agreement, each party hereto shall bear any costs and expenses incurred in connection with exercising its rights and performing its obligations under this Agreement.

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6 Termination

6	Termination

6.1	Termination

The term of this Agreement shall commence on the date hereof and expire on the first date on which members of the Genworth Financial Group do not have a Relevant Interest in 10% or more of the outstanding Ordinary Shares.

6.2	Survival

Clause 5 (Indemnification, dispute resolution and expenses), clause 6.2 (Survival) and clause 7 (General provisions) shall survive the expiration or other termination of this Agreement and remain in full force and effect. Clause 3.1 (Annual and quarterly financial information) and clause 3.5 (Additional requirements) shall survive the expiration or other termination of this Agreement and remain in full force and effect until Genworth Australia has provided the required information and Genworth Financial has prepared and publicly filed its financial statements for the applicable period. Clause 3.2 (Tax information) shall survive the expiration or other termination of this Agreement and remain in full force and effect until 15 September following the taxable year in which expiration or termination occurs.

7	General provisions

7.1	Governing law

This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New South Wales excluding its conflict of laws rules.

7.2	Co-operation

The requirements of clause 7.2 of the Master Agreement are and shall be deemed to be incorporated and made an integral part of this Agreement.

7.3	Notices

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this clause 7.3):

Genworth Australia

Address	Level 26, 101 Miller St, North Sydney, NSW 2060, Australia

Attention	General Counsel

Phone	+61 2 8248 2284

Fax	+61 2 8916 7242

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7 General provisions

Brookfield

Address	6620 West Broad Street

Richmond, VA 23230

Attention	President

Phone	804.662.2560

Fax	804.662.2414

GFIH

Address	c/- Genworth Financial, Inc.

6620 West Broad Street

Richmond, VA 23230

Attention	General Counsel

Phone	804.662.2574

Fax	804.662.2414

Genworth Financial

Address	Genworth Financial, Inc.

6620 West Broad Street

Richmond, VA 23230

Attention	General Counsel

Phone	804.662.2574

Fax	804.662.2414

7.4	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

7.5	Entire agreement

Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules hereto and the herein referenced provisions of the Master Agreement)

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7 General provisions

constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

7.6	Assignment; no third-party beneficiaries

(a)	A member of the Genworth Financial Group (including, for greater certainty, Shareholderco) may assign this Agreement to any member of the Genworth Financial Group to whom Ordinary Shares are transferred and who agrees to become party hereto and to be bound by this Agreement (whereupon such transferee shall become an Applicable GNW Shareholder in respect of such Ordinary Shares, provided, however that such transferor must remain party hereto in respect of any Ordinary Shares, as applicable, remaining held by it, and Genworth Australia hereby consents and agrees to any such assignment. Except as aforesaid, this Agreement shall not be assigned by any party hereto without the prior written consent of the other party.

(b)	Except as provided in clause 5 with respect to indemnification, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.7	Amendment; waiver

No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties hereto. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

7.8	Currency

All references in this Agreement to “dollars” or “$” are expressed in Australian currency, unless otherwise specifically indicated.

7.9	Counterparts

This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

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Schedules

Table of contents

Financial data and other information	29

Employee matters	40

ROFR Terms	42

Genworth Financial Jurisdictions and Lines of Business	44

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Schedule 1

Financial data and other information

Clause 3.1(a) - Annual and Quarterly Financial Data and Other Information

Schedule Name(s)	Description (Contents)	Genworth Financial Relevant Interest in 20% or more of Outstanding Ordinary Shares

Production Metrics

Insurance and risk in force	Segregated by (i) product, (ii) loan size, (iii) age, (iv) state, (v) policy year and (vi) LVR ratio with supporting documentation	✓

New insurance written	Segregated by product with supporting documentation	✓

Policies in force	Segregated by product with supporting documentation	✓

Delinquent loans	Segregated by (i) product, (ii) loan size, (iii) age, (iv) state, (v) policy year and (vi) LVR ratio with supporting documentation	✓

Average primary loan size	Segregated by product with supporting documentation	✓

LVR ratio	Segregated by product and ranges with supporting documentation	✓

Financial Statements

Trended SEC US GAAP Balance Sheet	Trended for last 8 quarters	✓

Trended SEC US GAAP Income Statement	Trended for last 8 quarters	✓

SEC US GAAP Balance Sheet	Versus (i) prior quarter, (ii) same quarter of prior year, (iii) prior year and (iv) prior year end, with fx adjusted variance explanations	✓

SEC US GAAP Income Statement	Versus prior quarter and same quarter of prior year, with fx adjusted variance explanations. In addition, year-to-date versus year-to-date of prior year, with fx adjusted variance explanations	✓

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Schedule 1 Financial data and other information

Schedule Name(s)	Description (Contents)	Genworth Financial Relevant Interest in 20% or more of Outstanding Ordinary Shares

Supporting Documentation

4 Blocker/Significant and Unusual Items	Document received prior to quarter close that describes changes to business relationships, processes and internal controls, systems, asset/liability valuation methodologies and other items that impact financial statement results including quantification of any items as appropriate	✓

Accounting memoranda	Support for conclusions reached on accounting matters as well as internal control assessments or deficiencies during the quarter	✓

Actuarial review report	Support for conclusions reached on actuarial matters	✓

Deferred Acquisition Cost study		✓

US GAAP trial balance ledger feed	Prepared for all SEC required reported accounts, including clearing of all validation checks and ensuring any required new account usage is cleared with the GFI Controller’s Office	✓

Balance Sheet account roll forwards	Roll forward (i) Deferred Acquisition Cost, (ii) Intangibles (PVFP, software and licenses), (iii) Loss Reserve, (iv) Goodwill and (v) Unearned Premiums for last 8 quarters and Equity year-to-date	✓

Written and Earned Premium roll forward	For last 8 quarters	✓

Other Assets and Other Liabilities	Detailed by subcategories with variance explanations versus same quarter of prior year and prior year end	✓

Schedule of Commitment and Contingencies		✓

FX Report (P&L)		✓

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Schedule 1 Financial data and other information

Schedule Name(s)	Description (Contents)	Genworth Financial Relevant Interest in 20% or more of Outstanding Ordinary Shares

Account reconciliations (in Genworth reconciliation system if Ownership 50% or greater or per internal control policy requirements if less than 50%)	For all required accounts	✓

Statement of Unadjusted Differences	Listing of “Passed on differences” or unadjusted differences included in US GAAP financial statements	✓

Auditor Questionnaire		✓

Financial Statement Representation Letter	Management representation letter signed by CEO, CFO, Controller and Actuary plus all related attachments	✓

Support / Review for relevant business sections of SEC filings and Quarterly Financial Supplement	Timely review and commentary of Genworth footnotes and disclosures related to the Australian business unit for the 10-Q and 10-K (mainly the business section, risk factors, trends, MD&A, and all relevant footnotes), as well as all relevant metrics within the quarterly financial supplement	✓

Clause 3.2(a) - Tax Data and Other Information

Schedule Name(s)	Description (Contents)	Genworth Financial Relevant Interest in 10% or more of Outstanding Ordinary Shares

Annual US Tax Reporting Package for Form 5471	Including information for any branch operations (i.e. New Zealand)	✓

Australian and New Zealand Tax Returns and Tax Returns for any jurisdiction where Genworth Australia conducts business	Including receipts or proof of payment for any withholding tax imposed on payments to other Genworth affiliates	✓

Australian and New Zealand Tax Liability Estimates or any other jurisdiction where Genworth Australia conducts business	Projections of taxable income and current tax expense	✓

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Schedule 1 Financial data and other information

Clause 3.3 - Financial, Risk and Other Information

Schedule Name(s)	Description (Contents)	Genworth Financial Relevant Interest in 20% or more of Outstanding Ordinary Shares

Quarterly Reports

Short Range Forecast Submission to TM1 or its equivalent	Forecast of current quarter US GAAP earnings by SEC line item and key metrics with variance explanations versus Operating Plan	✓

Finance Reviews	Review of US GAAP income statement, including source of earnings analysis (loss drivers, expense drivers, etc.) for the quarter with variance explanations versus (i) prior quarter, (ii) same quarter of prior year, (iii) Operating Plan and (iv) year-to-date versus prior year-to-date	✓

Operating Reviews	Review of economic environment and trends, portfolio metrics, production metrics, US GAAP income statement, including source of earnings analysis (loss drivers, expense drivers, etc.) and strategy for the quarter with variance explanations versus (i) prior quarter, (ii) same quarter of prior year and (iii) Operating Plan	✓

New Business Reviews	Review of VNB, RAROC, IRR and ROE performance and first year capital strain for new business for the quarter and year-to-date with variance explanations versus (i) prior quarter and (ii) Operating Plan	✓

Quality Control/Audit Reviews

Review of:

(A) Audit results and action plans for (i) lender compliance including bulk deals, (ii) internal underwriting and internal loss mitigation, (iii) internal process and (iv) new product audits. Includes discussions on plans for sampling and audit frequency.

(B) Investigations findings and action plans for non-compliance to guidelines, processes or fraud detection.

(C) Valuation review findings and action plans for issues detected with Valuations, Valuers or Valuation companies.

✓

Annual Planning

Multi-Year Plan submission to TM1 or its equivalent	5 Year forecast of Company performance, capital needs and dividend plans	✓

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Schedule 1 Financial data and other information

Schedule Name(s)	Description (Contents)	Genworth Financial Relevant Interest in 20% or more of Outstanding Ordinary Shares

Operating Plan Expense Budgeting Submission to TM1 or its equivalent	1 Year forecast of Company’s expenses for subsequent year	✓

Operating Plan Submission to TM1 or its equivalent	1 Year forecast of Company performance, capital needs and dividend plan used to set targets for subsequent year	✓

Clause 3.5(f)(1) - Risk, Capital and Investment Information

Schedule Name(s)	Description (Contents)	Genworth Financial Relevant Interest in 20% or more of Outstanding Ordinary Shares

Risk Management

Economic / Housing Market Indicators	Home Price Appreciation, GDP and Unemployment Rate at national and regional level	✓

Central Bank / Mortgage Interest Rates	Historical Trends and forecasts of Central Bank rates and standard mortgage rates	✓

Original and Effective LVR	Original and Effective LVR and Cumulative Home Price Appreciation by book year	✓

Ever-To-Date Loss Ratios	Loss Ratios by (i) book year, (ii) product, (iii) region and (iv) lender	✓

Delinquency Development	Delinquency Count and Rate by (i) portfolio (ii) book year, (iii) region and (iv) product	✓

Delinquency By Arrears Bucket (ageing)	Trends of delinquency counts and rates by arrears bucket (ageing)	✓

Loss Performance Analysis	Representing (i) Reserve Balance, (ii) Paid Claims, (iii) Losses, (iv) Loss Ratio and (v) Other Loss Metrics	✓

Loss / Delinquency Trends	Trends and comparisons to plan for (i) premiums, (ii) losses, (iii) other loss metrics, (iv) delinquency rolls and (v) loss mitigation metrics	✓

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Schedule 1 Financial data and other information

Schedule Name(s)	Description (Contents)	Genworth Financial Relevant Interest in 20% or more of Outstanding Ordinary Shares

Ever-To-Date Loss Ratios	Loss Ratios by (i) book year, (ii) product, (iii) region and (iv) lender	✓

Delinquency Rate / Loss Ratio by Segment	Delinquency rates and loss ratios by lender and region; variance to prior month and prior year	✓

Portfolio Trends	In Force and New Insurance Written by (i) geographic region, (ii) LVR, (iii) product, (iv) loan type and (v) loan purpose	✓

Delinquency Trends	Delinquency rate trends by book year and region (graphs)	✓

New Delinquency and Cure Rates	Trends of new delinquency rates and cure rates at (i) national, (ii) regional and (iii) book year levels (graphs)	✓

RADAR Report	Portfolio composition and performance versus targets; key early warning indicators	✓

Housing Bubble Monitoring	National and regional summary tables and trend graphs of housing bubble metrics	✓

Delinquency and Claim Performance by Development Year	Delinquency and Claim triangles by book year	✓

Loss Forecasts	Base Case and Stress Scenario loss forecasts with key assumptions	✓

Loss Tracking	Actual loss development versus Operating Plan	✓

Economic Capital Update	Economic capital with granularity at book year, region, LVR, and other key risk segments	✓

ERM Report	ERM dashboard including earnings and earnings at risk, ROE, MCR, liquidity ratio, capital at risk, VaR, BE VNB, and MC VNB; ERM overview; emerging risk scorecard and key risk indicators; reputation risk scorecard and distributor concentration	✓

Reinsurance reporting	Reports to reinsurers with portfolio metrics, performance update, PML, and other details as per the reinsurance contracts	✓

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Schedule 1 Financial data and other information

Schedule Name(s)	Description (Contents)	Genworth Financial Relevant Interest in 20% or more of Outstanding Ordinary Shares

Notification of material litigation matters	Provide reports of significant or material litigation actions (whether from an employee, customer, supplier, regulatory body or any other party) within 5 Business Days of becoming aware of the matter. Provide copies of correspondence and other relevant materials as reasonably requested by Genworth Financial	✓

Capital Management

Capital Management Report	Summary of and description of changes in capital available versus APRA minimum required capital for current quarter (PCA ratio) and forecast for the subsequent eight quarters, including impacts of dividend plans, stress scenarios, and unrealized gain/loss positions. Summary of all applicable rating agency capital positions for current quarter and forecast for the subsequent eight quarters, including impact of dividend plans, stress scenarios, and unrealized gain/loss positions.	✓

Dividend Plans	Details of dividend plan for current period and forecast for subsequent eight quarters	✓

Investment Management

Monthly Investment Portfolio Holdings Report		✓

Monthly Investment Snapshot Report		✓
Clause 3.5(f)(2) - Compliance Activities and Reporting

Schedule Name(s)	Description (Contents)	Genworth Financial Relevant Interest in 20% or more of Outstanding Ordinary Shares

Annual Compliance Review	Annual compliance review of Genworth Australia utilizing the Genworth One Compliance self-assessment process	✓

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Schedule 1 Financial data and other information

Schedule Name(s)	Description (Contents)	Genworth Financial Relevant Interest in 20% or more of Outstanding Ordinary Shares

Code of Ethics	Adopt the Genworth Financial Integrity First Code of Ethics (it being noted that Genworth Australia may also have its own separate code of ethics provided that such code does not conflict with the Genworth Financial Integrity First Code of Ethics), as it may be amended or modified from time to time. Require, as a condition of employment, that (i) employees of Genworth Australia provide a written acknowledgement of the Code of Ethics at least once each year (or such other frequency as Genworth Financial requires of its employees generally from time to time) and (ii) employees of Genworth Australia undertake training in the Code of Ethics, in such manner as Genworth Financial requires of its employees generally from time to time, at least once every two years (or such other frequency as Genworth Financial requires of its employees generally from time to time). Provide confirmation to Genworth Financial of the foregoing as reasonably requested by Genworth Financial from time to time.	✓

Conflict of Interest Questionnaires	Annually, circulate and obtain completed conflict of interest questionnaires from directors and officers, such questionnaires to be in the form provided by Genworth Financial from time to time. Provide information about or copies of such completed questionnaires to Genworth Financial upon request	✓

Customer Complaints	Quarterly, provide a report of customer complaints received	✓

Regulatory Updates	Quarterly or as otherwise reasonably requested by Genworth Financial, provide briefings or updates to Genworth Financial on legal and regulatory affairs reflecting changes and developments applicable to or affecting Genworth Australia and/or the Australian mortgage insurance business	✓

Ombudsperson Program	Adopt and maintain a Genworth Australia Ombudsperson/Whistleblower Program as part of, and in conformity with, the Genworth Financial Ombudsperson Network Program. The Genworth Australia Ombudsperson(s) shall be selected and trained by the Genworth Corporate Ombudsperson.	✓

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Schedule 1 Financial data and other information

Schedule Name(s)	Description (Contents)	Genworth Financial Relevant Interest in 20% or more of Outstanding Ordinary Shares

Ombudsperson Reports	Maintain an ombudsperson and, quarterly or as otherwise reasonably requested by Genworth Financial, provide reports of complaints, concerns or issues raised with the Genworth Australia ombudsperson	✓

Notification of Material Ombudsperson Contacts	Provide reports of significant or material complaints, concerns or issues raised with the Genworth Australia ombudsperson within 5 Business Days of the complaint, concern or issue being raised	✓

Notification of Material Concerns Raised with Directors	Provide reports of significant or material complaints, concerns or issues raised directly with the Genworth Australia board of directors or audit committee of the board of directors, within 5 Business Days of the complaint, concern or issue being raised	✓

Notification of Material Regulatory Matters	Provide reports of significant or material regulatory inquiries, examinations, audits or requests for information (whether from APRA, security regulatory authorities, other applicable regulatory bodies) within 5 Business Days of becoming aware of the matter. Provide prompt reports of other significant or material regulatory matters. Provide copies of correspondence and other relevant materials as reasonably requested by Genworth Financial	✓

Compliance Dashboard/Metric Reporting	Quarterly, provide compliance dashboard/metric reporting to Genworth Financial in the format provided prior to the date of this Agreement, as reasonably modified from time to time by Genworth Financial	✓

Risk, Capital and Investment Committee	Provide copies of all documents and materials provided to or reviewed by the Risk, Capital and Investment Committee of Genworth Australia (or any successor committee or committee with equivalent function) promptly after delivery of such materials to committee members	✓

Compliance Training	Employees of Genworth Australia must complete company-wide compliance training requirements (i.e. Privacy, AML/CTF, Records Management) as Genworth Financial requires or otherwise obtain written exception from Chief Compliance Officer to opt-out of such compliance training programs	✓

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Schedule 1 Financial data and other information

Schedule Name(s)	Description (Contents)	Genworth Financial Relevant Interest in 20% or more of Outstanding Ordinary Shares

Other	Copies of regulatory compliance policies, procedures and processes and other materials and information related to regulatory matters and compliance by Genworth Australia, as reasonably requested by Genworth Financial from time to time	✓

The foregoing information and materials shall be provided to the Chief Compliance Officer and such other persons at Genworth Financial as Genworth Financial may designate from time to time.

For purposes of this Schedule 1 Clause 3.5(e)(2), references to Genworth Australia include Genworth MI Australia Inc. and its subsidiaries from time to time, including Genworth Financial Mortgage Insurance Company Australia.

Clause 3.8(a) Monthly Financial, Risk and Other Information

Schedule Name(s)	Description (Contents)	Genworth Financial Relevant Interest in 50% or more of Outstanding Ordinary Shares

Monthly Financial Data

US GAAP trial balance ledger feed	Prepared for all SEC required reported accounts, including clearing of all validation checks and ensuring any required new account usage is cleared with the GFI Controller’s Office	✓

Account reconciliations in Genworth reconciliation system	For high risk accounts	✓

Other Monthly Reports

Headcount	Name and function of Company employees, contractors and open positions	✓

Production	Actual monthly results and total quarter forecast with variance explanations to Operating Plan	✓

Loss Mitigation

Details on loss mitigation strategy/efforts and results during the period along with quarterly forecast for remainder of year and performance to operating plan, including (i) volumes and penetration rates for hardships, (ii) workouts, (iii) borrower sales, (iv) asset management, (v) claims, (vi) rescissions and

✓

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Schedule 1 Financial data and other information

Schedule Name(s)	Description (Contents)	Genworth Financial Relevant Interest in 50% or more of Outstanding Ordinary Shares settlements and (vii) recoveries. If requested, respond with information related to any changes to lender’s collections practices

Underwriting	Details on underwriting volumes, SLAs, capacity/productivity metrics and projects to improve underwriting performance if issues detected	✓

Master Policy Changes	Details on material changes planned or implemented to any master policy	✓

Driver Based Forecast	Business leading indicator trends and quarterly forecast of net operating income for the current year and subsequent year	✓

Short Range Forecast Submission to TM1 or its equivalent	Forecast of current quarter US GAAP earnings by SEC line item and key metrics with variance explanations versus Operating Plan	✓

Monthly Metric Submission to TM1 or its equivalent	Key metrics for the current month and forecast of key metrics and US GAAP SEC income statement and balance sheet for current year and subsequent year	✓

Operating Reviews	Review of economic environment and trends, portfolio metrics, production metrics, US GAAP income statement, including source of earnings analysis (loss drivers, expense drivers, etc.) for the current quarter forecast with variance explanations versus (i) prior quarter, (ii) same quarter of prior year and (iii) Operating Plan	✓

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Schedule 2 Employee matters

Schedule 2
Employee matters

(a)      No employees are being transferred from Genworth Financial to Genworth Australia in connection with the Initial Public Offering or the IPO Agreements. Each party will continue to bear all of its respective responsibilities and liabilities in respect of its own employees (including, for greater certainty, any such employees who are on a leave of absence at the time of Closing).

(b)      Each party will continue to own and operate its respective employee compensation and benefit plans from and after Closing, subject to the provision of any ‘Services’ as set forth in the Shared Services Agreement, and in the case of Genworth Australia plans, subject to input from Genworth Financial as the majority shareholder. Subject to paragraph (f) below, each party will continue to bear all of its respective responsibilities and liabilities in respect of its own employee compensation and benefit plans.

(c)      Genworth Australia’s employees will cease to be eligible to participate in all Genworth Financial employee compensation and benefit programs from and after Closing, and Genworth Australia will establish plans for its employees providing benefits to such employees that are, in the aggregate, no less favourable to such employees as those to which they were entitled under Genworth Financial’s plans as of the Closing Date. Notwithstanding the foregoing:

(1)        Genworth Australia will be included in the Genworth Financial 2014 Reach for Success (“RFS”) and Variable Incentive Compensation (“VIC”) program. Genworth Australia will allocate and pay any RFS or VIC bonuses to such employees at their discretion and based on the achievement of 2014 VIC plan funding goals and related metrics and individual performance goals.

(2)        Any stock options or stock appreciation rights (collectively, “Australian Options and SARS”) held by Genworth Australia employees under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan and the 2012 Genworth Financial, Inc. Omnibus Incentive Plan (“the Plans”), which are vested or unvested as of the Closing Date, will be administered in accordance with the Plans and any applicable Award Agreements. Expenses associated with the granting and exercising of any Australian Options and SARS by Genworth Australia employees will continue to be the responsibility of Genworth Australia as described in the Cost Agreement dated 15 July 2005 (as amended). On the first date on which members of the Genworth Financial Group do not have a Relevant Interest in 10% or more of the outstanding Ordinary Shares, Genworth Australia employees will be considered to have terminated service from Genworth Financial due to a transfer of business to a successor employer for the purposes of interpreting the Plans and any Award Agreements applicable to any outstanding Australian Options and SARS held by Genworth Australia employees at that time.

(3)        Subject to approval by Genworth Financial board of directors, on the first date on which members of the Genworth Financial Group do not have a Relevant Interest in 10% or more of the outstanding Ordinary Shares, Genworth Financial will accelerate the vesting, lapse of

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Schedule 2 Employee matters

restrictions and conversion to shares of all Genworth Financial Restricted Stock Units that have been held by Genworth Australia employees (“Australia RSUs”) for at least one year prior to that date.

(d)      Genworth Australia will continue to recognize all service credit and unused accrued leave entitlements of its employees.

(e)      Genworth Australia will continue to provide benefits to its employees which are substantially similar in the aggregate to those in place as at the Closing Date, for one year following the Closing Date and will consult with Genworth Financial in relation to any material changes to those benefits during that period.

(f)       Expatriate assignments between Genworth Financial and Genworth Australia in effect at the time of the Closing may be continued by mutual agreement of the parties up to and beyond the Trigger Date. All expatriate expenses including compensation will be the responsibility of the hosting company.

(g)      Genworth Financial will continue to provide administrative support for any expatriate assignments between Genworth Financial and Genworth Australia in effect at the time of the Closing or initiated by mutual agreement following the Closing up to and beyond the Trigger Date. Any administrative costs incurred beyond the Trigger Date will be the responsibility of the hosting company.

(h)      To the extent permitted by Applicable Law (including any privacy laws), Genworth Australia will provide Genworth Financial with up to date employee information for those employees who at the relevant date remain participants in the Plans, RFS Program, VIC Program or other outstanding awards under the Plans as and when Genworth Financial may reasonably require for its administration and management of those plans.

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Schedule 3
ROFR Terms

(a)      The Acquiring Party shall deliver written notice (a Transaction Notice) to the Non-Acquiring Party forthwith if the Acquiring Party or any of its Affiliates (or any combination thereof) proposes to enter into a Transaction. The Transaction Notice shall set out the material terms of the Transaction, including the date on which the Transaction is expected to close, the party from whom the Competitive Business is to be acquired (the Vending Party), the conditions precedent to completion of such Transaction and the price to be paid, directly or indirectly, by the Acquiring Party for, or the value ascribed by the Acquiring Party to, the Competitive Business, in each case determined by the Acquiring Party acting in good faith (the Transaction Price) and shall be accompanied by such legal, financial and all other information concerning the Competitive Business as is necessary for the Non-Acquiring Party to fully assess the Competitive Business and to make a fully informed decision concerning whether or not to acquire the Competitive Business (the Business Information); provided that the Non-Acquiring Party shall have executed and delivered to the Vending Party and the Acquiring Party a non-disclosure agreement in form and substance acceptable to the parties, acting reasonably, if required.

(b)      Upon receipt by the Non-Acquiring Party of the Transaction Notice, the accompanying Business Information and any other information reasonably requested by the Non-Acquiring Party concerning the Competitive Business, the Non-Acquiring Party shall have 60 days to determine whether to acquire the Competitive Business.

(c)      In the event that the Non-Acquiring Party wishes to exercise its right to acquire, directly or indirectly, the Competitive Business, it shall deliver written notice (an Exercise Notice) to the Acquiring Party on or before such 60th day, which notice shall state (i) the Non-Acquiring Party’s intention to acquire the Competitive Business, (ii) the party from whom the Non-Acquiring Party proposes to acquire the Competitive Business, (iii) the price at which the Non-Acquiring Party proposes to acquire the Competitive Business, and (iv) the other terms and conditions of such acquisition, which terms and conditions shall include the conditions precedent to the completion of the Transaction, including receipt of applicable regulatory approvals and other reasonable closing conditions in favour of the Non-Acquiring Party. If the Non-Acquiring Party fails to deliver an Exercise Notice to the Acquiring Party on or before such 60th day, the Non-Acquiring Party shall be deemed to have waived its right to acquire the Competitive Business and shall be deemed to have consented to the completion of Transaction on the terms and conditions specified in the Transaction Notice.

(d)      In the event that the Non-Acquiring Party elects to acquire the Competitive Business directly from the Vending Party, the Non-Acquiring Party shall have 90 days to negotiate in good faith the terms of a definitive agreement in respect of such acquisition with the Vending Party. In the event the Non-Acquiring Party elects to acquire the Competitive Business from the Acquiring Party, the Acquiring Party shall thereafter have 10 Business Days to determine whether or not to accept the offer of the Non-Acquiring Party contained in the Exercise Notice. If the Acquiring Party does not accept such offer on the terms proposed by the Non-Acquiring Party or fails to accept the offer within such 10 Business Day period, the Parties shall negotiate in good faith to settle the terms of a definitive agreement in

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respect of the acquisition by the Non-Acquiring Party, directly or indirectly, of the Competitive Business, provided that the Acquiring Party shall only be required to give such representations, warranties and indemnities in favour of the Non-Acquiring Party that the Vending Party gives in favour of the Acquiring Party in addition to those that a reasonable Person acquiring the Competitive Business, after undertaking a comprehensive due diligence investigation of the Competitive Business, would request from the Vending Party.

(e)      If the Non-Acquiring Party reaches a definitive agreement with respect to the acquisition of the Competitive Business, the closing of such acquisition shall occur concurrently with or immediately following the closing of the Transaction or at such later time as agreed to between the Non-Acquiring Party and the party or parties from whom it is making the acquisition.

(f)       If the Non-Acquiring Party is unable to reach a definitive agreement with respect to the acquisition of the Competitive Business with either the Vending Party or the Acquiring Party, as applicable, within the applicable period specified in clause (d) above, and

(1)

the price that the Non-Acquiring Party proposed to pay is equal to or greater than the Transaction Price, then the Transaction may only proceed if the Competitive Business is excluded from the Transaction or, solely at the option of the Non-Acquiring Party, is sold to the Non-Acquiring Party at a price not greater than the price that the Non-Acquiring Party proposed to pay for the Competitive Business; or

(2)

the price that the Non-Acquiring Party proposed to pay is less than the Transaction Price in relation to the Competitive Business and an independent valuator has determined that the price proposed to be paid by the Non-Acquiring Party for the Competitive Business is less than the fair market value of the Competitive Business as determined on the date of the Transaction Notice, then the Acquiring Party may proceed to complete the Transaction on the terms and conditions specified in the Transaction Notice.

(g)      For the purposes of subclause (f)(2), if the price that the Non-Acquiring Party proposed to pay is less than the Transaction Price, the Parties shall jointly select a qualified valuator who is independent of each of the Acquiring Party, the Non-Acquiring Party and the Vending Party as soon as practicable following the earlier of (i) the date that the Non-Acquiring Party notifies the Acquiring Party in writing that it is unable to reach a definitive agreement with either the Vending Party or the Acquiring Party, as applicable, and (ii) the expiry of the applicable period specified in clause (d) above. The Acquiring Party shall provide or cause to be provided to the valuator as expeditiously as possible, all information reasonably required by the valuator to determine the fair market value of the Competitive Business as determined on the date of the Transaction Notice within 20 days of its appointment. The costs and expenses of the valuator in preparing the valuation shall be borne 50% by the Non-Acquiring Party and 50% by the Acquiring Party, provided that if the valuator concludes that the price proposed to be paid by the Non-Acquiring Party is equal to or greater than the fair market value of the Competitive Business as determined on the date of the Transaction Notice, then all such costs and expenses shall be borne by the Acquiring Party.

(h)      Should any Transaction not be completed within 120 days of the Transaction Notice for any reason or should the terms of the Transaction change from those specified in the Transaction Notice, the Acquiring Party shall be required to again comply with the provisions of this Schedule 3 should the Acquiring Party wish to proceed with the Transaction or an amended Transaction.

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Schedule 4 Genworth Financial Jurisdictions and Lines of Business

Country	Life Insurance	LPI	MI/MG	Reinsurance
Austria		✓	✓
Belgium		✓	✓
Bermuda				✓
Brazil		✓
Canada		✓	✓
China		✓	✓
Colombia		✓
Czech Republic		✓
Denmark		✓	✓
Estonia		✓
Finland		✓	✓
France		✓	✓
Germany		✓	✓
Greece		✓
Guernsey				✓
Hungary		✓	✓
Ireland		✓	✓
India			✓
Italy		✓	✓
Latvia		✓
Lithuania		✓
Luxembourg		✓
Mexico		✓	✓
Netherlands		✓	✓
Norway		✓
Peru		✓
Poland		✓	✓
Portugal		✓	✓

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Country	Life Insurance	LPI	MI/MG	Reinsurance
Slovakia		✓
South Korea		✓	✓
Spain		✓	✓
Sweden		✓	✓
Switzerland		✓
Turkey		✓
United Kingdom		✓	✓	✓
United States	✓		✓	✓

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Signing page Executed as an agreement

EXECUTED by Genworth Mortgage Insurance Australia Limited ACN 154 890 730:

/s/ Richard Grellman	/s/ Jonathan Downes
Signature of director	Signature of director/secretary

RICHARD GRELLMAN	JONATHAN DOWNES
Name	Name

SIGNED for Brookfield Life Assurance Company Limited by its duly authorised officer, in the presence of:
/s/ Ward Bobitz
Signature of officer

/s/ Theresa A. Myers	WARD BOBITZ
Signature of witness	Name

THERESA A. MYERS
Name

SIGNED for Genworth Financial International Holdings, Inc. by its duly authorised officer, in the presence of:
/s/ Richard J. Oelhafen, Jr.
Signature of officer

/s/ Jonathan Gordon	RICHARD J. OELHAFEN, JR.
Signature of witness	Name

JONATHAN GORDON
Name

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Signing page

SIGNED for Genworth Financial, Inc. by its duly authorised officer, in the presence of:

/s/ Kevin D. Schneider
Signature of officer

/s/ Richard J. Oelhafen, Jr.	KEVIN D. SCHNEIDER
Signature of witness	Name

RICHARD J. OELHAFEN, JR.
Name

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